Exhibit 5.1

June 7, 2005

Smith Micro Software, Inc.
51 Columbia, Suite 200
Aliso Viejo, CA 92656

Re:	Smith Micro Software, Inc. – Registration Statement on Form S-3 for the Resale of an Aggregate of 3,500,000 Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel to Smith Micro Software, Inc., a Delaware corporation (the “Company”), in connection with the registration for resale of up to an aggregate of 3,500,000 shares of the Company’s common stock issued in February 2005 (the “Shares”).

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

We have reviewed the Company’s charter documents and the corporate proceedings taken by the Company in connection with the issuance and sale of the securities described above. Based on such review, we are of the opinion that the Shares have been duly authorized and are legally issued and non-assessable, and are fully paid.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus which is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the securities described above. Our opinions expressed above are limited to the laws of the State of California, the Delaware General Corporation Law and the federal securities laws.

Very truly yours,

     /S/ DORSEY & WHITNEY LLP

Dorsey & Whitney LLP